EXHIBIT 10.5
BELLRING BRANDS, INC.

EXECUTIVE CHAIRMAN
RESTRICTED STOCK UNIT AGREEMENT
BELLRING BRANDS, INC. (the “Company”), hereby grants to the individual named below (the “Grantee”) an award of restricted stock units (the “Restricted Stock Units”) set forth below, effective on the Date of Grant set forth below, subject to the Grantee timely executing and delivering to the Company, pursuant to such procedures as the Company will establish from time to time, this Restricted Stock Unit Agreement (this “Agreement”). The Restricted Stock Units shall vest according to the vesting schedule described below and shall become payable in Shares, subject to earlier termination of the Restricted Stock Units, as provided in this Agreement and the terms and conditions of the BellRing Brands, Inc. 2019 Long-Term Incentive Plan (as may be amended or restated from time to time, the “Plan”), and subject to any effective election to defer settlement made by the Grantee. Capitalized terms used but not defined in this Agreement shall have the same definitions as in the Plan.

Grantee:
Number of Restricted Stock Units:
Date of Grant:
Vesting Schedule:	Subject to Section 3 of this Agreement, Restricted Stock Units vest in equal increments on each of the first anniversary of the Grant Date, the second anniversary of the Grant Date and February 1, 2025.

1.Grant of Restricted Stock Unit Award. Each Restricted Stock Unit represents the right to receive one Share with respect to each Restricted Stock Unit that vests as set forth in the vesting schedule above and in Section 3 (each such date, a “Vesting Date”, and the portion of the Restricted Stock Units that vests on such date is hereafter referred to as the “Vested Units”).
2.Stock Ownership Guidelines; Lock-Up Agreement. The Grantee is expected to reach the requisite ownership in accordance with the Company’s stock ownership guidelines, as such may be in effect from time to time (the “Stock Ownership Guidelines”). The Grantee may not sell, assign, transfer, exchange or otherwise encumber any Shares delivered in respect of the Restricted Stock Units until such time as the Grantee is, and only to the extent it does not cause the Grantee to cease to be, in compliance with applicable Stock Ownership Guidelines. Notwithstanding the foregoing, the Grantee shall be permitted to sell Shares to the extent necessary to satisfy any tax obligations of the Grantee related to the vesting and delivery of Shares in respect of the Restricted Stock Units, subject to the Company’s insider trading policy in effect from time to time. In addition to, and not in limitation of, the foregoing, Grantee understands and agrees that the Restricted Stock Units granted pursuant to this Agreement and any Shares delivered in respect thereof are subject to the terms, conditions and restrictions set forth in the Lock-Up Agreement between the Grantee and the Company, dated as of April 5, 2022 (the “Lock-Up Agreement”).
3.Vesting and Forfeiture.
(a)Time of Vesting. The vesting of each installment of Restricted Stock Units on a Vesting Date is, in all cases, subject to the Grantee’s continued service as Executive Chairman of the Board of Directors to the Company (or its Parent, as applicable, together, the “Executive Chairman”) through the applicable Vesting Date.
(b)Accelerated Vesting

i.Death and Disability. All unvested Restricted Stock Units will become Vested Units as of the date Grantee ceases to serve as Executive Chairman due to the Grantee’s termination of service due to death or Disability, if either such event occurs prior to the applicable Vesting Dates.
ii.Failure to Assume Upon Change in Control. In the event that in connection with a Change in Control the acquirer does not agree to assume in writing, effective upon the Change in Control, on substantially the same terms, the Restricted Stock Units and the obligations hereunder, all unvested Restricted Stock Units will become Vested Units as of immediately prior to the Change in Control Date.
iii.Termination without Cause. In the event the Grantee’s service as Executive Chairman is terminated prior to the final Vesting Date by the Company other than for Cause, death or Disability (a “Qualifying Termination”) and Sections 3(b)(i), 3(b)(ii) and 3(e) do not apply, a pro-rata portion of the Restricted Stock Units that would vest on the first Vesting Date occurring after the Qualifying Termination will become Vested Units on the date of such termination, based on a fraction, the numerator of which is the number of days the Grantee served as Executive Chairman from the immediately preceding Vesting Date (or if no Vesting Date has occurred, the Date of Grant) through the date of the Grantee’s Qualifying Termination and the denominator of which is 365 (or, with respect to the portion that would vest on February 1, 2025, the denominator of which is 302), with the remainder forfeited.
(c)Forfeiture Upon Termination of Service. In the event that the Grantee ceases to be the Executive Chairman, the Grantee shall forfeit all Restricted Stock Units which are not, as of the time of such termination (subject to accelerated vesting as expressly provided in Section 3(b) of this Agreement or in Section 6(g) of the Plan), Vested Units, and the Grantee shall not be entitled to any payment or other consideration with respect thereto.
(d)Definition of Cause. For purposes of this Agreement (including applying Section 6(g) of the Plan to this Agreement), Cause shall be defined as: (i) Grantee’s conviction of a crime, the circumstances of which involved fraud, embezzlement, misappropriation of funds, dishonesty or moral turpitude, and which is substantially related to the circumstances of Grantee’s duties; (ii) Grantee’s conviction of a crime, the circumstances of which involve federal or state securities laws; or (iii) Grantee’s falsification of Company or Affiliate records.
(e)Termination of Service in Connection with a Change in Control. For purposes of applying Section 6(g) of the Plan to this Agreement, Grantee’s service will be deemed to have been terminated “in connection with” a Change in Control if such termination occurs during the three (3) month period prior to the Change in Control Date or during the twenty-four (24) month period beginning on the Change in Control Date. If the termination occurs during the three (3) month period prior to the Change in Control Date and vesting occurs due to the application of Section 6(g) of the Plan, the Change in Control Date shall be a Vesting Date. “Change in Control Date” is defined as (i) the date on which the event described in Sections 2(g)(i)-(iv) of the Plan is consummated, or (ii) the date on which the liquidation or dissolution described in Section 2(g)(v) of the Plan commences.
4.Settlement of the Vested Units.
(a)Settlement. Subject to all the terms and conditions set forth in this Agreement and the Plan, the Company shall issue to the Grantee a number of Shares equal to the number of Vested Units (i) no later than sixty (60) days after the applicable Vesting Date, or (ii) if Grantee has timely elected to defer settlement of his or her Restricted Stock Units granted pursuant to this Agreement, on the date(s) provided in the deferral election form accepted by the Company.
(b)Compliance with Laws. The grant of the Restricted Stock Units and issuance of Shares upon settlement of the Vested Units shall be subject to and in compliance with all applicable requirements of federal, state and foreign law with respect to such securities, other law or regulations and the requirements of any stock exchange or market system upon which the Stock may then be listed. The Company’s inability to obtain permission or other authorization from any relevant regulatory body necessary to the lawful issuance of any Shares subject to the Vested Units shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority was not obtained. As a condition to the settlement of the Vested Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto.
(c)Registration. Shares issued in settlement of the Vested Units shall be registered in the name of the Grantee. Such Shares may be issued either in certificated or book entry form. In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.
5.Incorporation of the Plan by Reference. The award of Restricted Stock Units pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference, as well as the terms and provisions of an effective deferral election, except as expressly provided herein. The Grantee hereby acknowledges that a copy of the Plan has been made and remains available to the Grantee.
6.Committee Discretion. This Award has been made pursuant to a determination made by the Committee. Notwithstanding anything to the contrary herein, the Committee shall have the authority as set forth in the Plan.
7.Entire Agreement. This Agreement, the Plan (and if Grantee has timely elected to defer settlement of his or her Restricted Stock Units granted pursuant to this Agreement, the deferral election form accepted by the Company) and the Lock-Up Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof.
8.Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.
9.Not Assignable or Transferable. Restricted Stock Units shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, if permitted by the Committee, the Grantee may assign his or her rights with respect to the Restricted Stock Units granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption), and, if the Company grants such authorization, the Grantee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under the Plan, this Agreement, and the Lock-Up Agreement and shall be entitled to all the rights of the Grantee under the Plan.
10.Specified Employee Delay and Separation. Notwithstanding anything herein to the contrary, in the event that the Grantee is determined to be a specified employee within the meaning of Section 409A of the Code, payment on account of termination of employment or service as Executive Chairman shall be made on the earlier of the first payroll date which is more than six months following the date of the Grantee’s termination of employment or service as Executive Chairman, or the Grantee’s death, in any event only to the extent required to avoid any adverse tax consequences under Section 409A of the Code. References to termination of employment and similar phrases or terms under this Agreement shall mean a “separation from service” within the meaning of Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code.
11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in this Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Grantee has signed this Agreement to evidence his acceptance of the terms hereof, all as of the Date of Grant.

BELLRING BRANDS, INC.                GRANTEE

By:
Name:
Title:

[Signature Page to Executive Chairman Restricted Stock Unit Agreement]